Exhibit 99.1

FOR IMMEDIATE RELEASE
April 16, 2014

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2014

Earnings Summary
(in thousands except per share data)	1Q 2014	4Q 2013	1Q 2013
Net income	$10,140	$8,757	$11,820
Earnings per share	$0.64	$0.56	$0.76
Earnings per share – diluted	$0.64	$0.55	$0.76

Return on average assets	1.13%	0.95%	1.31%
Return on average equity	9.72%	8.33%	11.82%
Efficiency ratio	62.00%	69.62%	57.72%
Tangible common equity	9.88%	9.85%	9.44%

Dividends declared per share	$0.320	$0.320	$0.315
Book value per share	$26.66	$26.07	$25.98

Weighted average shares	15,735	15,691	15,539
Weighted average shares – diluted	15,821	15,782	15,592

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the first quarter 2014 of $10.1 million, or $0.64 per basic share, compared to $11.8 million, or $0.76 per basic share, earned during the first quarter 2013 and $8.8 million, or $0.56 per basic share, earned during the fourth quarter 2013.  The variance from prior quarter was impacted by the $6.2 million in accrued expenses during the fourth quarter 2013 related to the Federal Reserve determination previously disclosed.

1st Quarter 2014 Highlights

❖	CTBI’s basic earnings per share for the quarter decreased $0.12 per share from the first quarter 2013 but increased $0.08 from fourth quarter 2013.

❖
Net interest income for the quarter decreased 1.3% from prior year first quarter and 3.7% from prior quarter as our net interest margin decreased 5 basis points and 8 basis points, respectively, for those time periods.  Average earning assets decreased 0.1% from first quarter 2013 but increased 0.4% from prior quarter while our yield on average earning assets decreased 13 basis points and 9 basis points, respectively.

❖
Nonperforming loans at $42.4 million increased $8.6 million from March 31, 2013 but declined $1.1 million from December 31, 2013.  Nonperforming assets at $78.7 million decreased $0.3 million from March 31, 2013 and $4.0 million from December 31, 2013.

❖
Net loan charge-offs for the quarter ended March 31, 2014 were $1.7 million, or 0.27% of average loans annualized, compared to $1.4 million, or 0.22%, experienced for the first quarter 2013 and $1.2 million, or 0.19%, for the fourth quarter 2013.

❖	Our loan loss provision for the quarter decreased $0.2 million from prior year first quarter but increased $0.1 million from prior quarter.

❖
Our loan loss reserve as a percentage of total loans outstanding remained at 1.30% from March 31, 2013 to March 31, 2014.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) at March 31, 2014 was 79.2% compared to 98.6% at March 31, 2013 and 78.1% at December 31, 2013.

❖
Noninterest income decreased 15.6% for the quarter ended March 31, 2014 compared to the same period in 2013 and decreased 16.4% from prior quarter.  The decrease was primarily attributable to decreases in gains on sales of loans, deposit service charges, and loan related fees.

❖
Noninterest expense for the quarter ended March 31, 2014 increased 2.1% from prior year first quarter but decreased 17.0% from prior quarter.  The variance from prior quarter was primarily due to the $6.2 million accrued expenses related to the Federal Reserve investigation in the fourth quarter 2013.

❖	Our loan portfolio increased $22.2 million from March 31, 2013 but declined $29.8 million during the quarter.

❖	Our investment portfolio decreased $27.4 million from March 31, 2013 but increased $40.7 million during the quarter.

❖	Deposits, including repurchase agreements, declined $5.3 million from March 31, 2013 but increased $78.7 million during the quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 9.88%.

Net Interest Income

Net interest income for the quarter decreased $0.4 million, or 1.3%, from prior year first quarter and $1.2 million, or 3.7% from prior quarter as our net interest margin decreased 5 basis points and 8 basis points, respectively, for those time periods.  The decrease in our net interest margin is attributable to the reversal of $0.5 million in accrued interest, representing 7 basis points of the margin, with the placement of an income producing commercial real estate loan on nonaccrual.  Average earning assets decreased 0.1% from first quarter 2013 but increased 0.4% from prior quarter.  The yield on average earning assets decreased 13 basis points and 9 basis points for these respective time periods.  Loans represented 76.6% of our average earning assets for the quarter ended March 31, 2014 compared to 75.2% for the quarter ended March 31, 2013 and 77.1% for the quarter ended December 31, 2013.  The cost of interest bearing funds decreased 9 basis points from prior year first quarter and 2 basis points from prior quarter.

Noninterest Income

Noninterest income decreased 15.6% for the quarter ended March 31, 2014 compared to the same period in 2013 and 16.4% from prior quarter.  The decrease was primarily attributable to decreases in gains on sales of loans, deposit service charges, and loan related fees.  Gains on sales of loans decreased $1.2 million from prior year same quarter and $0.1 million from prior quarter which is reflective of the decline in secondary market residential real estate mortgage activity.  Deposit service charges decreased $0.3 million from the first quarter 2013 and $0.9 million from the fourth quarter 2013.  The decrease from first quarter 2013 was primarily a result of a change in our processing of overdrafts, while the decrease from the fourth quarter 2013 was also a result of seasonality.  Loan related fees decreased $0.3 million and $0.5 million, respectively, from the first quarter 2013 and the fourth quarter 2013, primarily due to variances in fair value adjustments to our mortgage servicing rights.

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2014 increased 2.1% from prior year first quarter but decreased 17.0% from prior quarter.  The increase from prior year same quarter included increases in personnel expense, occupancy and equipment expense, and data processing expense.  The variance from prior quarter was primarily due to the $6.2 million accrued expenses related to the Federal Reserve determination in the fourth quarter 2013.  During the first quarter of 2014, this accrual was reduced by $0.6 million as a result of updated information obtained regarding the amount of refunds to be issued.  This reduction, however, was offset by higher than anticipated operational losses during the first quarter 2014.

Balance Sheet Review

CTBI’s total assets at $3.7 billion decreased $3.5 million, or 0.1%, from March 31, 2013 but increased $86.9 million, or an annualized 9.8%, during the quarter.  Loans outstanding at March 31, 2014 were $2.6 billion, increasing $22.2 million, or 0.9%, from March 31, 2013 but decreasing $29.8 million, or an annualized 4.6%, during the quarter.  We experienced declines during the quarter of $21.6 million in the commercial loan portfolio and $9.7 million in the consumer loan portfolio, partially offset by growth of $1.4 million in the residential loan portfolio.  CTBI’s investment portfolio decreased $27.4 million, or 4.0%, from March 31, 2013 but increased $40.7 million, or an annualized 27.0%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion decreased $5.3 million, or 0.2%, from March 31, 2013 but increased $78.7 million, or an annualized 10.4%, from prior quarter.

Shareholders’ equity at March 31, 2014 was $422.0 million compared to $406.6 million at March 31, 2013 and $412.5 million at December 31, 2013.  CTBI’s annualized dividend yield to shareholders as of March 31, 2014 was 3.09%.

Asset Quality

CTBI’s total nonperforming loans were $42.4 million at March 31, 2014, a 25.3% increase from the $33.9 million at March 31, 2013 but a 2.6% decrease from the $43.6 million at December 31, 2013.  Loans 90+ days past due decreased $8.1 million for the quarter, primarily due to the movement of a $7.3 million income producing commercial real estate loan relationship to nonaccrual.   Without the movement of this loan, both 90+ days past due and nonaccrual loans would have shown improvement.  Loans 30-89 days past due at $23.5 million is a decrease of $2.6 million from March 31, 2013 but an increase of $7.6 million from December 31, 2013.  The increase in 30-89 days past due loans is attributable to one borrower relationship which was negatively impacted during the first quarter by weather and permit issues.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at March 31, 2014 totaled $65.5 million, compared to $66.5 million at March 31, 2013 and $65.3 million at December 31, 2013.

We continue to experience improvement in other real estate owned.  Our level of foreclosed properties at $36.3 million at March 31, 2014 was a decrease from $45.2 million at March 31, 2013 and $39.2 million at December 31, 2013.  Sales of foreclosed properties for the quarter ended March 31, 2014 totaled $3.3 million while new foreclosed properties totaled $1.3 million.  At March 31, 2014, the book value of properties under contracts to sell was $6.1 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended March 31, 2014 were $1.7 million, or 0.27% of average loans annualized, compared to $1.4 million, or 0.22%, experienced for the first quarter 2013 and $1.2 million, or 0.19%, for the fourth quarter 2013.  Of the total net charge-offs for the quarter, $0.7 million were in commercial loans, $0.5 million were in indirect auto loans, and $0.2 million were in residential real estate mortgage loans.  Allocations to loan loss reserves were $1.3 million for the quarter ended March 31, 2014 compared to $1.6 million for the quarter ended March 31, 2013 and $1.2 million for the quarter ended December 31, 2013.  Our loan loss reserve as a percentage of total loans outstanding has remained at 1.30% from March 31, 2013 to March 31, 2014.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.7 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2014
(in thousands except per share data and # of employees)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income	$35,693	$37,113	$36,776
Interest expense	2,943	3,115	3,579
Net interest income	32,750	33,998	33,197
Loan loss provision	1,345	1,219	1,559

Gains on sales of loans	190	293	1,397
Deposit service charges	5,431	6,352	5,767
Trust revenue	2,109	2,171	2,000
Loan related fees	679	1,165	948
Securities gains (losses)	(60)	(14)	-
Other noninterest income	1,716	2,072	1,808
Total noninterest income	10,065	12,039	11,920

Personnel expense	13,417	13,399	12,982
Occupancy and equipment	3,064	2,939	2,905
Data processing expense	1,925	1,870	1,813
FDIC insurance premiums	649	579	602
Other noninterest expense	7,806	13,587	7,997
Total noninterest expense	26,861	32,374	26,299

Net income before taxes	14,609	12,444	17,259
Income taxes	4,469	3,687	5,439
Net income	$10,140	$8,757	$11,820

Memo: TEQ interest income	$36,141	$37,567	$37,221

Average shares outstanding	15,735	15,691	15,539
Diluted average shares outstanding	15,821	15,782	15,592
Basic earnings per share	$0.64	$0.56	$0.76
Diluted earnings per share	$0.64	$0.55	$0.76
Dividends per share	$0.320	$0.320	$0.315

Average balances:
Loans	$2,595,729	$2,602,680	$2,552,461
Earning assets	3,389,490	3,377,207	3,393,848
Total assets	3,648,545	3,642,620	3,659,884
Deposits, including repurchase agreements	3,114,169	3,114,880	3,135,605
Interest bearing liabilities	2,546,743	2,547,073	2,599,957
Shareholders' equity	423,175	417,245	405,550

Performance ratios:
Return on average assets	1.13%	0.95%	1.31%
Return on average equity	9.72%	8.33%	11.82%
Yield on average earning assets (tax equivalent)	4.32%	4.41%	4.45%
Cost of interest bearing funds (tax equivalent)	0.47%	0.49%	0.56%
Net interest margin (tax equivalent)	3.97%	4.05%	4.02%
Efficiency ratio (tax equivalent)	62.00%	69.62%	57.72%

Loan charge-offs	$2,545	$2,227	$2,188
Recoveries	(807)	(1,003)	(777)
Net charge-offs	$1,738	$1,224	$1,411

Market Price:
High	$45.24	$46.28	$35.00
Low	$37.60	$38.09	$32.27
Close	$41.48	$45.16	$34.03

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2014
(in thousands except per share data and # of employees)

	As of	As of	As of
	March 31, 2014	December 31, 2013	March 31, 2013
Assets:
Loans	$2,585,508	$2,615,354	$2,563,314
Loan loss reserve	(33,615)	(34,008)	(33,393)
Net loans	2,551,893	2,581,346	2,529,921
Loans held for sale	1,610	828	1,449
Securities AFS	650,127	609,405	677,510
Securities HTM	1,662	1,662	1,662
Other equity investments	22,814	30,559	30,559
Other earning assets	140,715	53,225	124,519
Cash and due from banks	64,386	64,828	54,589
Premises and equipment	51,182	52,000	53,491
Goodwill and core deposit intangible	66,127	66,180	66,340
Other assets	118,062	121,683	132,055
Total Assets	$3,668,578	$3,581,716	$3,672,095

Liabilities and Equity:
NOW accounts	$27,819	$31,017	$25,464
Savings deposits	931,135	874,907	884,000
CD's >=$100,000	605,478	613,735	641,574
Other time deposits	707,587	714,094	762,723
Total interest bearing deposits	2,272,019	2,233,753	2,313,761
Noninterest bearing deposits	652,170	621,321	619,819
Total deposits	2,924,189	2,855,074	2,933,580
Repurchase agreements	217,656	208,067	213,573
Other interest bearing liabilities	71,321	75,092	78,000
Noninterest bearing liabilities	33,369	30,991	40,308
Total liabilities	3,246,535	3,169,224	3,265,461
Shareholders' equity	422,043	412,492	406,634
Total Liabilities and Equity	$3,668,578	$3,581,716	$3,672,095

Ending shares outstanding	15,832	15,821	15,653
Memo: Market value of HTM securities	$1,619	$1,601	$1,656

30 - 89 days past due loans	$23,532	$15,980	$26,115
90 days past due loans	15,546	23,599	15,533
Nonaccrual loans	26,884	19,958	18,337
Restructured loans (excluding 90 days past due and nonaccrual)	44,991	44,327	36,777
Foreclosed properties	36,299	39,188	45,168
Other repossessed assets	5	-	-

Tier 1 leverage ratio	11.68%	11.51%	10.86%
Tier 1 risk based ratio	16.57%	16.15%	15.33%
Total risk based ratio	17.81%	17.40%	16.58%
Tangible equity to tangible assets ratio	9.88%	9.85%	9.44%
FTE employees	1,024	1,022	1,028

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2014
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three months ending March 31, 2014 and 2013 as follows:

	Three Months Ended
	March 31
	2014	2013
Net income	$10,140	$11,820

Basic earnings per share	$0.64	$0.76

Diluted earnings per share	$0.64	$0.76

Average shares outstanding	15,735	15,539

Total assets (end of period)	$3,668,578	$3,672,095

Return on average equity	9.72%	11.82%

Return on average assets	1.13%	1.31%

Provision for loan losses	$1,345	$1,559

Gains on sales of loans	$190	$1,397